SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934



                              November 1, 1996



                               NOLAND COMPANY


                         Commission file no. 2-27393



A Virginia Corporation                      IRS Identification #54-0320170


                           2700 Warwick Boulevard
                       Newport News,  Virginia  23607
                         Telephone:  (757) 928-9000




























Item 5.  Other Events

      Noland Company and Raub Supply Company today announced Noland will acquire certain assets of Raub and begin operating many of Raub's wholesale supply locations as Noland branches.

      Both Raub and Noland are wholesale distributors of plumbing, air conditioning, electrical, and industrial products. Raub is based in Lancaster, Pa., and operates at nine locations in Pennsylvania and Virginia. Noland, headquartered in Newport News, Va., operates 101 branches in 15 states.
      Joseph C. Schick, chairman and majority stockholder of Raub, and Lloyd
U. Noland III, chairman and CEO of Noland, said the contract calls for Noland to purchase Raub's inventory, accounts receivable, and certain other assets in eight Raub locations.

      Under the contract, Noland intends to purchase Raub's branch facilities in Fredericksburg, Va., and Ephrata, Pa. Noland will lease Raub's branch facilities in Winchester, Va., and the Pennsylvania communities of Chambers Hill, Williamsport, York, and Lancaster. Noland also intends to purchase Raub's Mechanicsburg, Pa., branch's accounts receivable and inventory and merge that operation with Noland's already existing branch in that town.

      Noland does not plan to operate Raub's branches in West Chester and Allentown, or its corporate office in Lancaster. Raub's separately operated business of selling the A. W. Chesterton line of industrial lubricants and other products is not affected. That business will continue to operate under the name of Process Systems Engineering Group.

      The acquisition, which will be accomplished in stages over the next several months, represents a potential $35 million increase in annual sales for Noland, which in 1995 posted sales of $469.5 million.

      Noland currently operates 23 branches in Virginia and Pennsylvania, "and the Raub locations will allow us to expand our business in those two states with established, ongoing operations," said Noland. Other than Mechanicsburg, none of Raub's locations are in communities where Noland currently operates branches.

      Noland said his firm will hire most of Raub's 158 branch employees, and in most cases manage the new branches with former Raub management personnel.

      "By this acquisition," said Schick, "the fine tradition of Raub Supply will continue into the future. The business styles and cultures of Raub and Noland are very similar, and we are fortunate to have one of the larger, more dynamic and stronger wholesalers in the United States taking over the business."

      The purchase price of the acquisition was not disclosed, but is expected to exceed $10 million. Noland, which has a net worth of $115 million, will finance the acquisition with a line of credit and internal funds.


                               SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               NOLAND COMPANY




November 1, 1996                          Arthur P. Henderson, Jr.
                                          Arthur P. Henderson, Jr.
                                          Vice President-Finance